Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2016 Equity Incentive Plan	457(c) and 457(h)	1,358,296(2)	$102.04 (4)	$138,600,523.84	$147.60 per $1,000,000	$20,458.00
Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2016 Employee Stock Purchase Plan	457(c) and 457(h)	271,659(3)	$86.74(5)	$ 23,563,701.66	$147.60 per $1,000,000	$3,479.00
Total Offering Amounts							$23,937.00
Total Fee Offsets							–
Net Fee Due							$23,937.00

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2016 Equity Incentive Plan (the “2016 Plan”) and the 2016 Employee Stock Purchase Plan (the “2016 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Reflects an automatic annual increase to the number of shares of our common stock reserved for issuance pursuant to future awards under the 2016 Plan, which annual increase is provided for in the 2016 Plan.
(3)
Reflects an automatic annual increase to the number of shares of our common stock reserved for issuance under the 2016 ESPP, which annual increase is provided for in the 2016 ESPP.
(4)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $102.04, the average of the high and low prices of our common stock, as reported on the Nasdaq Global Select Market on February 5, 2024.
(5)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of 85% of $102.04, the average of the high and low prices of our common stock, as reported on the Nasdaq Global Select Market on February 5, 2024. Pursuant to the 2016 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of our common stock on (i) the first trading day of the offering period or (ii) the end of each purchase period within the offering period.